Exhibit 99.1

PRESS RELEASE

Level 3 Announces Proposed Private Offering of Senior Notes

BROOMFIELD, Colo., Jan. 10, 2012 — Level 3 Communications, Inc. (NYSE: LVLT) today announced that its subsidiary, Level 3 Financing, Inc., plans to offer $350 million aggregate principal amount of senior notes that will mature in 2020 and will bear interest at a fixed rate in a proposed private offering to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended, and non-U.S. persons outside the United States under Regulation S under the Securities Act of 1933. Level 3 Financing, Inc.’s obligations under the senior notes will be fully and unconditionally guaranteed on an unsecured basis by Level 3 Communications, Inc.

A portion of the net proceeds from the offering of the senior notes will be used to redeem a portion of Level 3 Financing, Inc.’s outstanding 9.25% Senior Notes due 2014. Any remaining net proceeds will be used for general corporate purposes.

The senior notes will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a premier global provider of IP-based communications services to enterprise, content, government and wholesale customers. Over its reliable, scalable and secure network, Level 3 delivers integrated IP solutions, including converged, data, voice, video and managed solutions to help enable customers’ growth and efficiency. Level 3 operates a unique global services platform anchored by owned fiber networks on three continents in more than 45 countries, connected by extensive undersea facilities. For more information, visit www.level3.com.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3), Think Ahead, the Level 3 Logo and the Level 3 Think Ahead logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Website Access to Company Information

Level 3 maintains a corporate website at www.level3.com, and you can find additional information about the company through the Investors pages on that website at http://lvlt.client.shareholder.com/.  Level 3 uses its website as a channel of distribution of important information about the company. Level 3 routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investor Relations web pages.

Visitors to the Investors Relations web pages can view and print copies of Level 3’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, as soon as reasonably practicable after those filings are made with the SEC.

Copies of the charters for each of the Audit, Compensation and Nominating and Governance committees of Level 3’s Board of Directors, its Corporate Governance Guidelines, Code of Ethics, press releases and analysts and investor conference presentations are all available through the Investor Relations web pages.

Please note that the information contained on any of Level 3’s web sites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference in that document.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to:  the company’s ability to successfully integrate the Global Crossing acquisition, the current uncertainty in the global financial markets and the global economy; a discontinuation of the development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video; and disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing.  Additional factors include, but are not limited to, the company’s ability to:  increase and maintain the volume of traffic on its network; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; successfully integrate future acquisitions; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contact Information

Media:	Investors:
Monica Martinez	Mark Stoutenberg
+1 720-888-3991	+1 720-888-2518
Monica.Martinez@Level3.com	Mark.Stoutenberg@Level3.com